Exhibit 10.21

WARNER/CHAPPELL MUSIC, INC.

10585 Santa Monica Boulevard

Los Angeles, CA 90025

January 8, 2019

Guy Moot

Address on file with Company

Dear Guy:

This letter, when signed by you and countersigned by us (“Company”), shall, subject to (a) your successful completion of the employment application process (including, without limitation, completion of a criminal background investigation and reference checks) in accordance with Company’s policy to the reasonable satisfaction of Company and (b) obtaining any requisite employment authorization (including a work visa), constitute our agreement (the “Agreement”) with respect to your employment with Company. Reference is made to the service agreement between you and Warner/Chappell Music Limited of even date herewith (the “UK Service Agreement”) and capitalized terms not defined herein shall have the meanings set forth in the UK Service Agreement.

1.                   Position and Responsibilities: Co-Chair and Chief Executive Officer, Warner/Chappell Music. In such capacity, you shall be the most senior executive of Warner Music Group’s Music Publishing division, Warner/Chappell Music. Warner/Chappell Music’s A&R, Creative, Production Music and Broadcast Music functions and the heads of Warner/Chappell Music’s affiliated operating companies throughout the world (e.g., Warner/Chappell Music France S.A.S.) shall report directly and solely to you. Warner/Chappell Music’s Company P&L, Business Affairs, Budget Management, Deal Making, M&A, Business Strategy and Priorities & Roadmap functions shall report jointly to you and the Co-Chair and Chief Operating Officer, Warner/Chappell Music (which position is initially to be filled by Carianne Marshall).

2.Term: The term of this Agreement (the “Term”) shall commence on the Relocation Date and end on March 31, 2024.

3.Compensation:

(a)Salary: During the Term, Company shall pay you a salary at the rate of $1,750,000 per annum. Company agrees to review your salary and your target bonus amount stated in Paragraph 3(b) in good faith no later than three (3) years after the commencement of your employment with Company; provided, however, that any increase of your salary or target bonus amount shall remain in

Company’s sole discretion and Company shall have no obligation to increase your salary or target bonus amount at such time. For purposes of this paragraph, Company acknowledges that your employment with Company shall be deemed to have commenced on April 1, 2019.

(b)Annual Discretionary Bonus: With respect to each fiscal year of the Term which is anticipated to commence with the fiscal year that begins October 1, 2019 and ends September 30, 2020 (i.e., the 2020 fiscal year), Company shall consider granting to you an annual bonus (or a pro rata portion thereof for a portion of such fiscal year). If, as anticipated, you are employed under the UK Service Agreement for part of the 2020 fiscal year and under this Agreement for the remainder of the 2020 fiscal year, any annual discretionary bonus that may be awarded to you for the entire 2020 fiscal year shall be awarded under this Agreement and not under the UK Service Agreement (and it is agreed that if the Term commences during the 2019 fiscal year, the same shall apply in respect of the 2019 fiscal year, that is, any annual discretionary bonus that may be awarded to you for the entire 2019 fiscal year shall be awarded under this Agreement and not under the UK Service Agreement). Your target bonus for each fiscal year of the Term shall be $1,750,000 (or a pro rata portion of such amount for a portion of a fiscal year), and the amount of any annual bonus awarded to you shall be determined by Company in its sole discretion based on factors including the strength of your performance and the performance of Company and of Warner Music Group; provided that the amount of any annual bonus awarded to you may be higher or lower than the target amount.

(c)New LTIP: If, during the Term, Warner Music Group establishes a new long-term incentive plan or program (a “New LTIP”) for which executives of Warner Music Group at your level are eligible to participate, then Warner Music Group shall, in good faith, offer you the opportunity to participate in such New LTIP in accordance with the terms and conditions of such plan or program.

(d)Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level. You shall not be entitled to additional compensation for performing any services for Company’s subsidiaries or affiliates; provided that the only such services that you may be required to perform are occasional services for subsidiaries or affiliates of Company appropriate to your position.

4.Exclusivity: Your employment with Company shall be full-time and exclusive. During the Term you shall not render any services for others, or for your own account, in the field of entertainment or otherwise; provided, however, that (a) you shall not be precluded from personally, and for your own account as a passive investor, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than three percent (3%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market, and (b) to the extent such activities do not interfere with the performance of your duties hereunder, you shall not be precluded from occasionally rendering services to charitable organizations, including serving on the board of directors of charitable organizations as are approved in advance by Company in writing.

5.Reporting: You shall at all times work under the supervision and direction of the Chief Executive Officer of Warner Music Group (currently, Steve Cooper) or the Chief Operating Officer of Warner Music Group (if such an officer is appointed) as Warner Music Group may determine in its sole reasonable discretion; provided that you and the Co-Chair and Chief Operating Officer, Warner/Chappell Music, shall at all times report to the same senior executive officer. You shall perform such duties consistent with your position as you shall reasonably be directed to perform by such senior executive officer.

6.Place of Employment: The greater Los Angeles metropolitan area. You shall render services in the offices designated by Company at such location. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.

7.Travel and Entertainment Expenses: Company shall pay for reasonable expenses actually incurred, or reimburse you for reasonable expenses paid, by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require. You shall be entitled to travel in accordance with Company’s policies for employees at your level; provided that in relation to international flights, it is agreed that in exceptional circumstances and where business needs so require, you shall be eligible to travel first class with the prior approval of the senior executive officer to whom you report pursuant to Paragraph 5.

8.Benefits:

(a)    Fringe Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term. You shall also be entitled to four (4) weeks of vacation (with pay) during each calendar year of the Term in accordance with Company’s policies with respect to vacations for employees, which vacation shall be taken at reasonable times to be approved by Company. In addition, during the Term you shall be entitled to paid time off with respect to any periods during which paid time off is provided to employees of Company generally (e.g., Company holidays and Christmas/New Year’s week if Company closes its office during such period).

(b)    Work Authorization: Company will also provide professional assistance with obtaining and maintaining a work permit and/or visa for you and visas for your partner and your dependent children, the cost of which shall be paid by Company directly; provided, however, in the event you are terminated by Company for any reason: (a) and the legal and administrative process has not been initiated by Company at the time of termination, Company shall be under no obligation to obtain such work permit and/or visas for you, your partner and your dependent children, and/or pay for such fees associated with such process incurred after such termination and you will be solely responsible for obtaining such work permit and/or visas if you, your partner and/or your dependent children remain in the United States (including such legal and administrative fees incurred after such termination); or (b) and the legal and administrative process has been initiated at the time of such termination, Company shall cease paying for any legal and administrative fees which are incurred by you after such termination for maintaining such work permit and/or visas for you, your partner and your dependent children. You are solely responsible for any maintenance or fees for your work permit and your/their visas, if you, your partner and/or your dependent children remain in the United States after such termination with Company. You shall not be in breach of this Agreement and shall not be required to proceed with the Relocation pursuant to the UK Service Agreement if you, acting reasonably and in good faith, are unable to obtain and maintain the appropriate U.S. work permits and/or visas for you, your partner and your dependent children.

(c)    Tax Filing Assistance: Company shall pay for reasonable fees incurred by you during the Term and one year thereafter in connection with preparation of annual tax returns you are required to file in the United States and the United Kingdom (as applicable); provided that you use the service provider selected by Company (acting reasonably and in good faith) and that such preparation fees shall be subject to the approval of Company (such approval not to be unreasonably withheld) and consistent with Company policy.

(d)    Support: After your employment commences under the UK Service Agreement and prior to the Relocation Date, Company shall provide you with an office and assistant services in the Los Angeles office of Company. After the Relocation Date and during the Term, Company shall provide you with a dedicated executive assistant reasonably selected by you in good faith and in accordance with Company’s policies.

9.Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of four (4) consecutive months or more or for shorter periods aggregating four (4) months or more in any twelve-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate this Agreement with no consequence, except if such termination would be prohibited by law. Upon termination of this Agreement pursuant to the foregoing, you shall continue to remain employed by Company as an at-will employee. In the event your at-will employment with Company subsequently terminates, (a) Company shall pay to you the Basic Termination Payments (as defined below) and (b) in the event such termination is due to termination by Company other than for Cause or resignation by you with Good Reason, and subject to your execution of a Release (as defined below), Company shall also (i) pay to you any awarded but unpaid annual bonus for the most recently completed fiscal year prior to the Termination Date, which, if payable, shall be paid when annual discretionary bonuses with respect to such fiscal year are paid to Company employees generally (the “Prior Year Bonus”), and (ii) grant to you a pro rata portion of an annual bonus with respect to the portion of the fiscal year during which you rendered services to Company prior to the Termination Date, the amount of which (if any) shall be determined in Company’s sole discretion taking into consideration the target bonus amount stated in Paragraph 3(b), your performance and Company’s performance, and shall be paid to you when bonuses with respect to such fiscal year are paid to Company employees generally (a “Pro Rata Bonus”). In the event of your death during the Term, this Agreement shall automatically terminate except that Company shall pay to your estate the Basic Termination Payments, the Prior Year Bonus and a Pro Rata Bonus.

10.Termination by Company for Cause; Termination by You for Good Reason.

(a)    Termination by Company for Cause: Company may at any time during the Term, by written notice, terminate your employment and this Agreement for Cause, such Cause to be specified in the notice of termination. The following acts by you shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery, embezzlement or the sale or possession of illicit substances or a felony, unless prohibited by applicable law; (iii) breach of any material representation, warranty or covenant contained in this Agreement; (iv) violation of Company’s policies, including those described in Paragraph 17(b), as determined by Company in good faith; and (v) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Notice of termination given to you by Company shall specify the reason(s) for such termination. In the case where a cause for termination described in clause (iii), (iv) or (v) above is susceptible of cure (as determined by Company), and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such Cause for termination to the reasonable satisfaction of Company within fifteen (15) business days after the date of such notice, termination shall be effective upon the expiration of such fifteen-business-day period, and if you cure such Cause within such fifteen-business-day period, such notice of termination shall be ineffective. In all other cases, notice of termination shall be effective on the date thereof. In the event of the termination of your employment pursuant to this Paragraph 10(a), this Agreement shall automatically terminate except that Company shall pay to you the Basic Termination Payments.

(b)	Termination by You for Good Reason:

(i)    For purposes of this Paragraph 10(b), Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) a material reduction in your title, authority or responsibilities as set forth in Paragraph 1 shall have been put into effect; (B) Company fails to pay to you any monies due hereunder in accordance with applicable law; (C) Company requires you to relocate your primary residence outside the greater Los Angeles or London metropolitan areas (other than requiring the Relocation) in order to perform your duties to Company hereunder; (D) you shall have been required to report to anyone other than as provided in Paragraph 5; or (E) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 17(e).

(ii)    You may exercise your right to terminate your employment and this Agreement for Good Reason pursuant to this Paragraph 10(b) by notice given to Company in writing specifying the Good Reason for termination within ninety (90) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate your employment and this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 10(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified Good Reason within such thirty-day period, you shall not be entitled to terminate your employment and this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.

11.Consequences of Breach by Company or Non-renewal:

(a)In the event of a Special Termination (as defined below) of your employment, your sole remedy shall be that, subject to your execution of a Release, Company shall pay to you the Special Termination Payments (as defined below), and in the event of a Qualifying Non-renewal (as defined below), your sole remedy shall be that, subject to your execution of a Release, Company shall pay to you the Non-renewal Payments (as defined below); provided Company shall cease making Termination Payments (as defined below) if you do not deliver the signed Release within the time period set forth in the Release. In addition, in the event of a Special Termination or Qualifying Non-renewal, Company shall pay to you the Basic Termination Payments. Further, subject to your execution of a Release, (i) in the event of a Special Termination, Company shall provide you with Repatriation Assistance (as defined below) and pay to you the Prior Year Bonus and a Pro Rata Bonus and (ii) in the event of a Qualifying Non-renewal, Company shall provide you with Repatriation Assistance and consider in good faith paying to you the Prior Year Bonus and a Pro Rata Bonus. Special Termination Payments and Non-renewal Payments are sometimes herein referred to as the “Termination Payments.” “Repatriation Assistance” shall mean, in the event of a Special Termination or Qualifying Non-renewal, payment to you or reimbursement by Company of certain one-time relocation expenses incurred in connection with the move by you, your partner and your dependent children from the greater Los Angeles metropolitan area to the greater London metropolitan area (e.g., shipping of household goods and reasonable travel associated with such relocation); provided that (A) such relocation must occur within the later of six (6) months after the Termination Date or six (6) months after the last day of the then-current school year; (B) you must use Company’s designated relocation services vendor and comply with Company policy, and (C) the total amount actually paid or reimbursed by Company for such relocation expenses, inclusive of any “gross up” amounts, shall not exceed $75,000 in the aggregate.

(b)The “Basic Termination Payments” shall mean any accrued but unpaid salary, accrued but unused vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued and vested but unpaid benefits in accordance with Paragraph 8(a), in each case to the date on which your employment terminates (the “Termination Date”). Basic Termination Payments shall be paid to you in accordance with Company policy or in accordance with the terms of the applicable plan.

(c)A “Release” shall mean a mutual release agreement in Company’s standard form, which you and your personal attorney shall have a right to review during the time period set forth therein and which shall include (i) a release by you of Company from any and all claims which you may have relating to your employment with Company and the termination of such employment and (ii) a release by Company of you from any and all claims which Company may have relating to your employment with Company and the termination of such employment.

(d)A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder other than pursuant to Paragraph 9 or 10(a), or (ii) you terminate your employment pursuant to Paragraph 10(b).

(e)“Special Termination Payments” shall mean the greater of (i) the Severance Amount (as defined below) and (ii) an amount equal to eighteen (18) months’ salary at the per annum salary rate payable to you hereunder as of the Termination Date.

(f)A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) Company declines to offer you continued employment with Company or one of its affiliates or (ii) Company offers you continued employment with Company or one of its affiliates for a term of less than an additional three (3) years or with a title, salary or target bonus amount lower than your title, salary or target bonus amount, respectively, as in effect on the last day of the Term, and you decline such offer and elect to terminate your employment with Company.

(g)The “Non-renewal Payments” shall mean the greater of (i) amount of severance pay (the “Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company and (ii) an amount equal to twelve (12) months’ salary at the per annum salary rate payable to you hereunder as of the Termination Date.

(h)Any Termination Payments payable to you under Paragraph 11(e) or (g) shall be made by Company in accordance with its regular payroll practices by payment of such Termination Payments at the same per annum salary rate as was in effect as of the Termination Date for the applicable period as is necessary to cause the full amount due under such Paragraph to be paid (the “Payment Period”); provided that if the total Termination Payments payable to you exceed an amount equal to fifty-two weeks of your salary, then the Termination Payments payable to you shall be made in equal periodic payments to you (at such times as Company makes payroll payments to its employees generally) during the fifty-two-week period immediately following the date on which your employment terminates. In addition, such Termination Payments shall commence on the next possible pay cycle following the Termination Date; provided that Company shall cease making Termination Payments if you do not deliver the signed Release to Company within the time period set forth in the Release.

(i)In the event you elect not to execute and deliver a Release within the time period set forth therein in connection with a Special Termination or a Qualifying Non-renewal, Company shall only be obligated to pay to you the Basic Termination Payments. Following the delivery of an executed Release pursuant to this Paragraph 11, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts payable to you under this Paragraph 11 with respect to any compensation or fees received by you from any employment obtained or consultancy arrangement entered into by you.

(j)In the event of a Special Termination or a Qualifying Non-renewal, during the period commencing immediately following the Termination Date and through the last day of the calendar month in which the Termination Date occurs (such period, the “Benefits Period”), Company shall continue to provide you and your eligible family members with medical health insurance coverage, including dental and vision insurance coverage under the group insurance plan maintained by Company (“Benefits Coverage”) in accordance with the terms of the applicable plans, to the extent that you had elected for such coverage prior to the Termination Date. Following the Benefits Period, you may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), at your expense, to elect to continue your and/or your dependents’ Benefits Coverage for such additional period of time as is required under COBRA. Further information regarding COBRA coverage, including enrollment forms and premium quotations, shall be sent to you separately.

(k)In the event you resign from your employment hereunder prior to the expiration of the Term other than for Good Reason, without limitation of other rights or remedies available to Company, Company shall have no further obligations to you under this Agreement or otherwise, except for the Basic Termination Payments.

12.Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of Paragraphs 12 and 13 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except (a) with Company’s prior written consent; (b) as required by law or judicial process or as permitted by law for the purpose of reporting a violation of law; or (c) to your professional advisors to the extent reasonable and necessary. Company hereby informs you, and you hereby acknowledge, in accordance with 18 U.S.C. Section 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You shall deliver promptly to Company upon termination of your employment, or at any time as Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control; provided that you may retain your personal files (i.e., your files not related to Company) and a copy of your address book.

13.Non-Solicitation: While you are employed by Company and for a period of one year thereafter, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) induce (or attempt to induce) a breach or disruption of the contractual relationship between Company (or a label distributed by Company) and any recording artist (including a duo or a group), publisher or songwriter (including a recording artist or songwriter who has contracted through a furnishing entity) (“Company Artist”); (b) use Company’s trade secrets or confidential information to solicit, induce or encourage any individual who at the time is, or who within the one-year prior period was, a Company Artist to end its relationship with Company or to enter into an exclusive recording or music publishing agreement with any other party; or (c) solicit, induce or encourage any individual who at the time is, or who within the six-month prior period was, an employee of Company in the United States to leave his or her employment or to commence employment with any other party.

14.Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.

15.Indemnity: Company agrees to indemnify you against expenses (including final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided that (a) the foregoing indemnity shall only apply to matters for which you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company and (b) you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.

16.Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested as follows:

TO YOU:	TO COMPANY:

Guy Moot Address on file with Company With a copy to: Carroll, Guido & Groffman, LLP 5 Columbus Circle 20th Floor New York, NY 10019 Attn: Michael Guido, Esq.

Warner/Chappell Music, Inc.

10585 Santa Monica Boulevard

Los Angeles, CA 90025

Attn: Vice President, Human Resources

With a copy to:

Warner Music Inc.

1633 Broadway

New York, NY 10019
Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.

17.Miscellaneous:

(a)You represent and warrant as follows: (i) you are free to enter into this Agreement and to perform each of the terms and covenants hereunder; (ii) you are not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that your execution of and performance under this Agreement is not a violation or breach of any other agreement; and (iii) you have not disclosed to Company or any officer or other affiliate of Company any proprietary information or trade secrets of any former employer or of your current employer (if applicable). You represent and warrant that your current employer has agreed to release you from any contractual commitments (other than with respect to use of confidential information) effective no later than the first day of the Term. Upon request of Company, you shall provide or have provided as of the date hereof, Company with a copy of any release document signed by your current employer. You further covenant that you shall not enter into any other agreements (including an extension or amendment of any agreement) that would restrict or prohibit you from entering into or performing under this Agreement.

(b)You acknowledge and agree that while you are employed hereunder you shall comply with Company’s Code of Conduct (or any successor document) and other corporate policies including the requirements of Company’s compliance and ethics program, each as in effect from time to time, of which you are made aware.

(c)You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but without limitation, the provisions of Paragraphs 4, 12, 13 and 14), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 17(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy or by you as a waiver by you of any rights which you may have to offer fact-based defenses to any request made by Company for injunctive relief.

(d)This Agreement, together with the UK Service Agreement, set forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement or the UK Service Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein or therein set forth. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement or the application thereof is held to be wholly invalid, such invalidity shall not affect any other provisions or the application of any provision of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.

(e)The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. By operation of law or otherwise, Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company or any direct or indirect parent of Company.

(f)Nothing contained in this Agreement shall be construed to impose any obligation on Company to renew this Agreement. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration or termination of this Agreement. Upon the expiration of the Term, the continuation of your employment (if applicable) shall be deemed “at-will.” Accordingly, upon the expiration of the Term, your employment with Company shall not be subject to a defined term, but rather, you may terminate your employment with Company at any time and for any reason and Company may terminate your employment at any time and for any reason; and in the event of such subsequent termination of your employment for any reason, the provisions of this Agreement relating to Special Termination Payments shall be of no force or effect. In the event of the expiration or termination of this Agreement for any reason, only the provisions of Paragraphs 12, 13, 14, 15, 16, 17 and 18 shall survive and all other provisions of this Agreement, including the provisions relating to Special Termination Payments, shall be of no further force or effect; provided that the provisions of Paragraph 11 shall survive the termination or expiration of this Agreement pursuant to a Special Termination or Qualifying Non-renewal and the provisions of Paragraph 9 shall survive the termination of this Agreement by reason of your death or termination by Company thereunder. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(g)This Agreement shall be governed by and construed according to the laws of the State of California as applicable to agreements executed in and to be wholly performed within such State. Exclusive jurisdiction of any dispute, action, proceeding or claim arising out of or relating to this Agreement shall lie in the state or federal courts in the State of California, located in Los Angeles County.

(h)All payments made to you hereunder shall be subject to applicable withholding, social security taxes and other ordinary and customary payroll deductions, including medical and other insurance premiums.

(i)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words (i) “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (ii) “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

18.Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (a) if at the time of your separation from service with Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Paragraph shall be paid to you in a lump sum and (b) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral shall make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this Paragraph.

[signature page follows]

If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.

Very truly yours,

WARNER/CHAPPELL MUSIC, INC.

By:	/s/ Paul Robinson
Name:	Paul Robinson
VP and Secretary

Accepted and Agreed:

/s/ Guy Moot
Guy Moot

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